Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

David Carlson	Michael Newman
Executive Vice President and	Investor Relations
Chief Financial Officer	StreetConnect, Inc.
LaCrosse Footwear, Inc.	800-654-3517
503-766-1010 (ext. 1331)

LACROSSE FOOTWEAR REPORTS
FOURTH QUARTER AND YEAR-END RESULTS
Strong Sales, Gross Margin and Earnings Growth

Portland, Ore.—February 7, 2005 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear for expert users, today reported results for the fourth quarter and year ended December 31, 2004.

For the fourth quarter of 2004, LaCrosse reported consolidated net sales of $28.7 million, up 5% from $27.3 million in the fourth quarter of 2003. For the full year 2004, net sales were $105.5 million, up 10% from $95.7 million in 2003. Consolidated net income was $2.2 million, or $0.37 per share, in the fourth quarter of 2004, up 96% from $1.1 million, or $0.19 per share, in the fourth quarter of 2003. For the full year 2004, consolidated net income was $7.0 million, or $1.15 per share, up 165% from $2.6 million, or $0.44 per share, in 2003.

The Company has successfully increased sales of both its work (formerly called “occupational”) and outdoor (formerly “recreational”) footwear. Work sales were $15.7 million for the fourth quarter and $60.7 million for the full year 2004, up from $14.5 million and $51.9 million, respectively, for the same periods in 2003. The growth in work sales for the year spanned multiple product categories, including boots for public safety, general work and firefighting. Outdoor sales were $13.0 million for the fourth quarter and $44.8 million for the full year 2004, up from $12.8 million and $43.8 million, respectively, for the same periods in 2003. The growth in outdoor sales for the year included stronger penetration into the outdoor rugged/casual and hunting markets.

Work sales in the fourth quarter of 2004 included $2.2 million from General Services Administration (GSA) delivery orders for uniform boots and $0.3 million from the discontinued PVC boot line. The Company has fulfilled its GSA delivery orders to date and PVC boots will no longer contribute revenue in coming periods. A table at the end of this release provides the historic quarterly revenue contributions for GSA and PVC, as well as the comparison of work and outdoor sales.

The Company continued to improve its overall gross margin, which was 36.1% of net sales for the fourth quarter of 2004, up from 31.1% for the same period of 2003, an increase of 500 basis points. The continued margin improvement reflects the increased sales of the Company’s new higher-margin products and improved factory utilization due to increased production volume. Selling and administrative expenses increased 8.9% from the fourth quarter of 2003, due primarily to increased incentive compensation and investments in sales and marketing efforts.

Continued improvements in systems, forecasting and management processes helped enable the Company to lower its inventory by $7.1 million from the end of 2003 and increase inventory turns by 22%. As a result of improved profitability and asset management, operating cash flow for the year was $15.5 million, which allowed the Company to eliminate its funded debt and achieve a cash balance of $7.1 million at the end of 2004.

“We are pleased with our growth in sales, gross margins and earnings for the quarter and the year,” said Joseph P. Schneider, President and CEO of LaCrosse Footwear, Inc. “During 2004, we turned an important corner, refocusing on profitable sales growth and increasing our brand equity in both the work and outdoor footwear markets. The increase in sales was driven primarily by the success of our innovative new products, such as our Quad ComfortTM line of LaCrosse work boots and our Danner PronghornTM hunting boots, selected “Best of the Best” for 2004 by Field & Stream magazine. We also did an excellent job of fulfilling the GSA requirements efficiently and on schedule.”

“Our business restructuring in recent years has resulted in significantly improved operating efficiencies. We have trimmed less profitable parts of our business and benefited from new higher-margin products. We also managed to control costs and reallocate our expenses to focus on key strategic areas of our business, such as investing in more information technology for our corporate and customer support systems. Our improved overall execution is reflected in our strong bottomline performance, and we have used the positive cash flows to eliminate our debt and strengthen our balance sheet.”

“As we move into 2005, we believe LaCrosse Footwear is well positioned to execute our growth strategy. To drive future growth, we are now investing in our product development, marketing and sales organizations. We are applying more resources to better leverage our distribution channels, diversify our revenue base with innovative new products and penetrate deeper into a variety of targeted markets. Our long-term objective is to become the premier work and outdoor footwear company in the world. We are pleased with our progress and excited about the road ahead.”

During 2004, the Company utilized its remaining federal net operating loss carryforwards. As a result, the effective tax rate was approximately 4% for fiscal 2004. The Company expects income tax expense of approximately 35% on earnings in 2005 and approximately 37% in 2006 and beyond.

About LaCrosse Footwear

LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors in Asia and Europe. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com, www.danner.com, www.firetechboots.com and www.lacrossesafety.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that forward-looking statements such as statements of the Company’s anticipated revenue and earnings are dependent on a number of factors that could affect the Company’s operating results and could cause the Company’s actual future results to differ materially from any results indicated in this release or in any forward-looking statements made by, or on behalf of the Company. These factors include, but are not limited to:

•	Commodity price increases including: rubber and petroleum. Any price increases will affect transportation costs, footwear component costs, and ultimately product costs.

•	Consumer confidence and related demand for footwear, including work and outdoor footwear.

•	Weather and its impact on the demand for outdoor footwear.

•	Dealer inventory levels.

•	Company inventory levels, including inventory levels required for foreign-sourced product and the related need for accurate forecasting and the limited ability to resupply dealers for fill-in orders for foreign-sourced product.

•	Potential problems associated with the manufacture, transportation and delivery of foreign-sourced product.

•	United States and/or foreign trading rules, regulations and policies, including export/import regulations and regulations affecting manufacturers and/or importers.

•	General domestic economic conditions, including interest rates and foreign currency exchange rates.

The Company cannot provide any assurance that future results will meet expectations. Results could differ materially based on various factors, including Company performance and market conditions. In addition, historical information should not be considered an indicator of future performance. Additional factors may be detailed in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company has no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
SELECTED FINANCIAL DATA
(Amounts in thousands, except per share amounts)

Condensed Consolidated Statements of
Operations	Quarter Ended		Year Ended
	31-Dec-04	31-Dec-03	31-Dec-04	31-Dec-03

Net sales	$28,660	$27,325	$105,470	$95,687
Cost of goods sold	18,324	18,823	69,822	66,201

Gross profit	10,336	8,502	35,648	29,486
Operating expenses	7,735	7,102	28,008	25,820

Operating income	2,601	1,400	7,640	3,666
Non-operating expenses, net	(47)	(265)	(398)	(1,036)

Income before income taxes	2,554	1,135	7,242	2,630
Income tax expense	331	—	269	—

Net income	$2,223	$1,135	$6,973	$2,630

Net income per common share, basic	$0.38	$0.19	$1.18	$0.45
Net income per common share, diluted	$0.37	$0.19	$1.15	$0.44
Weighted average shares outstanding:
Basic	5,903	5,875	5,891	5,874
Diluted	6,090	6,006	6,070	5,939

Condensed Consolidated Balance Sheets

	December 31,	December 31,
ASSETS:	2004	2003

Cash and cash equivalents	$7,149	$—
Accounts receivable — net	15,613	13,412
Inventories	16,962	24,042
Prepaid expenses and other assets	2,792	1,415

Total current assets	42,516	38,869
Property and equipment, net	3,557	4,644
Goodwill and other assets	11,715	11,728

Total Assets	$57,788	$55,241

LIABILITIES & EQUITY:
Current portion of long-term debt	$—	$2,219
Notes payable, bank	—	5,319
Accounts payable and accrued liabilities	7,527	5,578

Total current liabilities	7,527	13,116
Long-term debt, less current maturities	—	—
Other long-term liabilities	5,110	4,249
Total shareholders’ equity	45,151	37,876

Total Liabilities and Equity	$57,788	$55,241

	Dec 31,	Sept 25,	Jun 26,	Mar 27,	Dec 31,	Sept 27,	June 28,	Mar 29,
Quarter Ended	2004	2004	2004	2004	2003	2003	2003	2003

Work Sales	$15,651	$15,812	$12,056	$17,141	$14,508	$11,594	$11,470	$14,292

Outdoor Sales	$13,009	$18,672	$6,544	$6,585	$12,817	$18,306	$7,118	$5,582

Total Sales	$28,660	$34,484	18,600	$23,726	27,325	$29,900	$18,588	$19,874

GSA Delivery Orders	$2,195	$2,845	$451	$4,267	$170	—	—	—

PVC Sales	$326	$1,584	$1,463	$1,735	$1,689	$1,590	$1,743	$2,136

END

4